Exhibit 99.2
DOVER CORPORATION
UNAUDITED ADJUSTED EARNINGS FROM CONTINUING OPERATIONS
(In thousands, except per share amounts)

The Company uses adjusted earnings from continuing operations, a non-GAAP measure, to calculate adjusted diluted earnings per common share, which management believes is useful to investors to better understand the company’s ongoing profitability and facilitates easier comparisons of the company’s profitability to prior and future periods and to its peers.

	Year Ended December 31, 2013		Year Ended December 31, 2012		Year Ended December 31, 2011
	Dover Historical	Pro Forma Dover Continuing Operations	Dover Historical	Pro Forma Dover Continuing Operations	Dover Historical	Pro Forma Dover Continuing Operations
Adjusted earnings from continuing operations:
Earnings from continuing operations	$965,805	$834,072	$833,119	$684,478	$773,186	$615,456
Gains from discrete and other tax items	76,965	79,655	16,137	17,158	40,743	43,044
Knowles spin-off costs	(30,093)	—	—	—	—	—
Other one-time gains, net of tax	2,866	2,866	—	—	—	—
Adjusted earnings from continuing operations	$916,067	$751,551	$816,982	$667,320	$732,443	$572,412

Weighted average shares outstanding - diluted	173,547	173,547	183,993	183,993	188,887	188,887

Adjusted diluted earnings per common share:
Earnings from continuing operations	$5.57	$4.81	$4.53	$3.72	$4.09	$3.26
Gains from discrete and other tax items	0.44	0.46	0.09	0.09	0.22	0.23
Knowles spin-off costs	(0.17)	—	—	—	—	—
Other one-time gains, net of tax	0.02	0.02	—	—	—	—
Adjusted diluted earnings per common share	$5.28	$4.33	$4.44	$3.63	$3.87	$3.03